Exhibit 10.4

APACHE CORPORATION

EMPLOYEE RESIGNATION AGREEMENT

The parties to this agreement are APACHE CORPORATION (“Apache”) and Alfonso Leon (“Employee”).

This document describes the agreements of Apache and Employee concerning the termination of Employee’s employment with Apache. This agreement, the provision of confidential information, and the consideration and other arrangements described below, give valuable consideration to both Apache and Employee.

Termination of Employment Relationship: Apache and Employee have agreed to the following terms and conditions concerning Employee’s resignation from Apache.

Employee’s last day of work for Apache was October 9, 2014 (“Resignation Date”). Apache and Employee both agree that Employee will “separate from service” (for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) on October 9, 2014.

Termination Pay: Apache will pay Employee the following as soon as reasonably practical following the Termination Date:

Employee’s regular pay through October 15, 2014

Such amounts shall be subject to all lawful deductions.

Severance Pay: Subject to this agreement becoming effective and as soon as reasonably practical, Apache will pay Employee a lump sum amount of $1,700,000 of Severance Pay.

The Severance Pay has been subject to arms’ length negotiations between the parties and you had no right to this pay prior to this agreement and thus is not deferred compensation subject to Code section 409A. The Severance Pay will be subject to all lawful deductions and withholding for taxes and will be paid as soon as administratively practical after this agreement becomes effective but not prior to the ninth day following such date. Additional FICA taxes will also be withheld from this payment for any additional severance benefits discussed below that become subject to FICA taxation when this Agreement becomes effective, even though much of the additional resignation consideration will not be paid or subject to federal income tax until later years.

Additional Resignation Consideration: Subject to this agreement becoming effective and subject to any delay in payment required by Code section 409A, Apache will provide Employee with the following additional -Resignation Consideration:

•	Accelerated vesting of the 3000 outstanding restricted stock units granted on May 22, 2012 in accordance with your grant agreement. These 3,000 previously unvested restricted stock units become subject to FICA taxation when this Agreement becomes effective, even though payment will not occur until later.

•	Continued vesting of all outstanding unvested restricted stock units and all stock options according to their original schedules as if Employee remained Employed, subject to any agreed amendments to said equity plans and award agreements, and the terms of this Agreement, which shall be prepared by Apache and signed by the parties expeditiously. Payment of unvested restricted stock units will occur at the later of the time vesting occurs or six months after the Employee separates from service, while payment of vested restricted stock units that were deferred to the Deferred Delivery Plan before the Employee’s separation from service shall be paid as the Employee elected under such plan. Vested restricted stock units have already been subject to FICA taxation, while all unvested restricted stock units become subject to FICA taxation when this Agreement becomes effective.

•	Extended exercise period of all stock options, vested and unvested, to full term (10 year anniversary of the grant date).

In accordance with their terms, any outstanding TSR and business performance grants will be immediately void and forfeited as of the Termination Date. However, in the event that the TSR and business performance goals related to such grants are achieved at the conclusion of each respective performance period, then as soon as practicable following the first business day following the applicable vesting dates set forth below, provided that Employee is then in compliance with the provisions of this Agreement, Apache will pay Employee a cash amount equal to the fair market value of a share of common stock of Apache (determined at the close of the trading day immediately preceding the payment date) multiplied by the number of vested units indicated below. Because FICA taxation will occur when the TSR goal or business performance goal is met, Employee’s share of FICA taxes will be paid by reducing the cash amount payable to Employee.

In the event that a Change of Control occurs prior to the conclusion of a performance period under any of the 2012, 2013, or 2014 TSR programs, and the Committee (as defined in the TSR grant agreement) determines an appropriate adjustment to measure Apache’s TSR for those Apache employees that are terminated following a Change of Control, then such adjustment shall be applied to the equivalent value calculations for TSRs below. In the event a Change of Control occurs prior to the termination of the 2014 Business Performance Shares’ performance period, then a multiple of 1.00 shall be applied to the Target Amount of shares and the total equivalent value of the same shall be paid to Employee. Notwithstanding the foregoing or anything else in this agreement, all payments to Employee pursuant to this agreement that constitute a “parachute payment” under I.R.C. 280G shall not exceed 2.99 times the “base amount” as defined in I.R.C. 280G.

Condition Precedent	Vesting Date	Number of Units
2012 TSR Goal Achieved	12/31/14	50% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 2,227
2012 TSR Goal Achieved	12/31/15	25% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 2,227
2012 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 2,227
2013 TSR Goal Achieved	12/31/15	50% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 6,403
2013 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 6,403
2013 TSR Goal Achieved	12/31/17	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 6,403
2014 TSR Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 5,674
2014 TSR Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 5,674
2014 Business Performance Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 Performance Share Program times (ii) 6,136 shares
2014 Business Performance Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 Performance Share Program times (ii) 6,136 shares

•	Waive the premium for the first eighteen months of coverage under COBRA for health, dental and vision plans or until such time Employee is eligible for another group health insurance plan whichever comes first. The former employee is required to file the application in accordance with COBRA guidelines. Subsequently, you may continue coverage under COBRA by paying the monthly premiums.

•	For the avoidance of doubt, any such Additional Resignation Consideration shall be subject to all lawful deductions and withholding for taxes including but not limited to any FICA.

Employee Acknowledgment: Employee acknowledges that the Resignation Consideration described herein are consideration over and above that to which Employee would be entitled to and are paid in consideration for this agreement including, but not limited to, Employee’s nonsolicitation promises given herein.

Employee Resignation: Employee agrees that he has resigned from all positions, including but not limited to as officer, that he held with Apache and all of its subsidiaries and affiliated entities and to sign all documents necessary to effectuate his resignations.

Release by Employee: In consideration of receipt of the Resignation Consideration, Employee hereby releases and waives, on behalf of himself, his heirs, estate, beneficiaries and assigns, all claims of any kind or character for loss, damage or injury arising from, based upon, connected in any way with, or relating to the following (“Claims”):

•	the employment of Employee by Apache, including the termination of Employee’s employment;

•	employment discrimination in violation of the Age Discrimination in Employment Act;

•	employment discrimination in violation of Title VII of the Civil Rights Act of 1964;

•	any violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws;

•	retaliation under the whistleblower provisions of Section 806 of the Sarbanes Oxley Act of 2002 or any other anti-retaliation law;

•	failure to act in good faith and deal fairly;

•	injuries, illness or disabilities of Employee;

•	exposure of Employee to toxic or hazardous materials;

•	stress, anxiety or mental anguish;

•	discrimination on the basis of sex, race, religion, national origin or another basis;

•	sexual harassment;

•	defamation based on statements of Apache or others

•	breach of an express or implied employment contract;

•	compensation or reimbursement of Employee;

•	unfair employment practices; and

•	any act or omission by or on behalf of Apache.

Claims Included: The Claims released and waived by Employee are those arising before the effective date of this agreement, whether known, suspected, unknown or unsuspected, and include, without limitation:

•	those for reinstatement;

•	those for actual, consequential, punitive or special damages;

•	those for attorneys’ fees, costs, experts’ fees and other expenses of investigating, litigating or settling Claims; and

•	those against Apache and/or Apache’s present, former and future subsidiaries, affiliates, employees, officers, directors, agents, contractors, benefit plans, shareholders, advisors, insurance carriers, and legal representatives (together with Apache the “Released Parties”).

Claims Excluded: Employee does not release or waive (1) any rights that may not by law be waived, (2) vested benefits, if any, to which Employee or his dependents and beneficiaries may be entitled pursuant to the terms of Apache’s benefits plans including but not limited to Employee’s right and his dependents and beneficiaries rights to any benefits under health, life or disability policies covering Employee or his dependents and beneficiaries and the Apache 401K Plan, the Apache Non-Qualified Retirement/Savings Plan,; (3) Employee’s right to all vested incentive compensation and the continued vesting thereof as described in this Agreement, (4) the right to recovery for breach of this agreement by Apache., (5 Employee’s right to indemnity, contribution and a defense under any agreement, statute, by-law or company agreement or other corporate governance document, (6) Employee’s right to continuing coverage under all Apache directors’ and officers’, fiduciary, errors and omissions and general liability and umbrella insurance policies, (7) distribution to Employee, as soon as practical after the effective date of this agreement and consistent with the requirements of Code section 409A, applicable deferral agreements and governing terms of any Plan, any deferred sums and previously vested but withheld shares of restricted stock, (8) Employee’s rights as an option holder, as a holder of restricted stock and as a shareholder; (9) any deferred compensation including Employee’s right to any payment or compensation that may be deferred because of compliance with Code section 409A.

Agreement Not To Sue: Employee will not sue any Released Party for any released Claim. Employee will also not file suit seeking to hold any portion of this Agreement unenforceable. Excluded from this agreement not to sue is Employee’s right to file a charge with an administrative agency or participate in an agency investigation. Employee is, however, waiving the right to receive money in connection with such charge or investigation. Employee is also waiving the right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

Future Employment: Apache will not have any obligation to consider or accept any future employment or reinstatement application from Employee.

No Admission: Neither Apache nor Employee alleges or admits any wrongdoing or liability. Apache and Employee have executed this agreement solely to avoid the expense of potential litigation… The additional consideration described above fully compromise and settle any and all Claims of Employee.

Confidentiality: Employee and Apache will keep this agreement strictly confidential, except that Employee may disclose this agreement to his spouse, attorneys, financial and tax advisors and will cause Employee’s spouse, attorneys, financial and tax advisors to do likewise, and Apache may disclose this agreement to its officials who need to see this agreement and shall cause them to keep this agreement strictly confidential, except, as to both parties, to the extent disclosure is necessary for tax, securities law and regulations, stock exchange rules, financial advice, tax advice and filings or other legal requirements.

Confidences, Covenant Not to Disclose, Etc., Obligations. Employee agrees to fully comply with the following confidentiality, nondisparagement, and covenant not to disclose provisions:

(a) Employee acknowledges and agrees that (i) by reason of his position with Apache, he has been given access to certain non-public trade secrets, proprietary information, designs, plans, forecasting, marketing plans, strategies, policies and procedures, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, proprietary information respecting the business operations of Apache. As such, Employee agrees not to, directly or indirectly, for a period ending the earlier of two years from the date hereof or such time as when the confidential information may become generally available in the public market through means other than provided by Employee, disclose to any third party or use for the benefit of anyone other than Apache, or use for Employee’s own benefit or purposes, any such confidential, proprietary information without the prior written approval of the Company’s Chief Executive Officer. Employee agrees to return all electronic information, internet or cloud information, emails and attachments, documents, and writings of any kind, including both originals and copies, whether developed by Employee or others, within Employee’s custody, possession or control, which contain any material non-public information which in any way relates or refers to Apache or any of its subsidiaries.

Non-disparagement: Employee shall refrain from publishing any oral or written statements about the Company, any Apache Entity and/or any of the Released Parties that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness. Likewise, Apache shall instruct its directors and executive officers to refrain from publishing any oral or written statements about Employee that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about his business affairs; or that constitute an intrusion into seclusion or private life; or that give rise to unreasonable publicity about his private life; or that places him in a false light before the public; or that constitute a misappropriation of his name or likeness.

Assistance in Legal Actions: In the event Apache is or becomes involved in any legal action relating to events which occurred while Employee was rendering services to Apache or about which Employee possesses any information, Employee agrees to assist, subject to Employee’s “reasonable availability”, which includes not being required to be available if being available would unduly interfere with Employee’s future employment or enterprise in the preparation, prosecution or defense of any case involving Apache, including without limitation, executing truthful declarations or documents or providing information requested by Apache and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. All reasonable travel, legal and other expenses incurred by you in rendering such assistance will be reimbursed by Apache. If any required assistance pursuant to this paragraph results in Employee losing income, Apache shall reimburse Employee for such loss.

Nonsolicitation: Because of the confidential information shared with Employee and in exchange for the payments and other consideration described herein, for a period of two years following the Resignation date, Employee, and his assigns, agrees not to directly or indirectly solicit any employee of Apache for employment elsewhere (i.e., employment with any person or entity other than Apache). It is expressly understood that unsolicited requests for employment elsewhere by Apache employees made to Employee are not prohibited by this agreement: provided that Employee immediately informs such Apache employee that Employee cannot and will not help them or refer them to any employment opportunities or employer. Moreover, Employee will not confer with any Person about employees of Apache, discuss employees of Apache with any Person, nor give any employee of Apache a reference, regarding employment.

Property: Employee represents that Employee possesses no property of Apache. If any Apache property comes into Employee’s possession before departure from Apache premises, Employee will return the Apache property to Apache prior to departure from the Apache premises and without request or demand by Apache.

References: Apache may respond to inquiries from third parties about Employee’s employment with Apache by identifying only Employee’s date of hire, date of termination and position held at the time of termination of employment. Apache will have no obligation to and shall not provide further information to prospective employers of Employee.

Other Agreements: This is the entire agreement concerning the termination of Employee’s employment with Apache and his resignation. Employee is not entitled to rely upon any other written or oral offer or agreement from Apache.

Amendment: This agreement can be modified only by a document signed by both parties.

Assignment & Successors: This agreement benefits and binds Apache’s successors and assigns and Employees estate, heirs, beneficiaries and assigns. This agreement may not be assigned by either party without the written consent of the other party.

Texas Law: This agreement will be interpreted in accordance with the laws of the State of Texas excluding any conflict of law provisions.

Jurisdiction: Any legal proceeding arising as a result of, based upon, or relating to this agreement, Employee’s employment or resignation shall be heard exclusively by courts in Texas, without regard to conflicts of law, and Employee hereby irrevocably consents to the jurisdiction of such courts.

Enforceability: If any portion of this agreement is unenforceable, the remaining portions of the agreement will remain enforceable. The Employee acknowledges that a violation by the Employee of any of the Employee covenants contained in this Agreement would cause irreparable damage to Apache and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Employee agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, if Apache can prove to a substantial certainty that Employee intentionally breaches the Non Solicitation, Non Disparagement, or Confidences, Covenant Not to

Disclose, Etc., Obligations paragraphs of this agreement Apache may seek Court approval to be entitled (without the necessity of showing economic loss or other actual damage) to cease payment of the Resignation Consideration and to seek return of any portion of the Resignation Consideration already paid and (ii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that Apache may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. In addition, should any court find to a substantial certainty that any rule or regulation, including but not limited to the rules and regulations of the U.S. Securities and Exchange Commission, the New York Stock Exchange (or any other applicable securities exchange) or other applicable law that invalidates or otherwise requires repayment, in whole or in part, of the Resignation Consideration, that Employee must repay any such amounts and must forgo any amounts not yet paid in accordance with such rule or regulation, Employee agrees to comply with such ruling after all appeals are exhausted.

409A Compliance: The payment, consideration and benefits provided under this agreement are intended to comply with, or be exempted from, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder and shall be administered accordingly. This agreement may be amended only with the consent of the Employee, which shall not be unreasonably withheld, in any respect deemed by Apache to be necessary in order to preserve compliance with, or exemption from, Code section 409A, except the amounts of payments and incentive and other compensation shall not be reduced, other than for required taxation withholding, by any amendment permitted by this paragraph. This right of unilateral modification shall apply only to paragraphs providing financial consideration to Employee and to paragraphs relating to Code section 409A.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A FINAL AND BINDING WAIVER OF ANY CLAIMS AGAINST APACHE, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND CLAIMS FOR SEX, RACE OR OTHER DISCRIMINATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964.

THE ONLY PROMISES MADE TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN TOLD BY APACHE TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY EMPLOYEE’S ATTORNEYS OR THAT EMPLOYEE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO APACHE’S RECOMMENDATION.

EMPLOYEE HAS BEEN ADVISED THAT THE OFFER OF SEPARATION PAY AND BENEFITS CONTAINED IN THIS AGREEMENT SHALL REMAIN OPEN UNTIL OCTOBER     14    . IF EMPLOYEE HAS NOT FULLY EXECUTED AND RETURNED THIS AGREEMENT BY THAT DATE, THE OFFER OF SEPARATION PAY AND BENEFITS SHALL BE WITHDRAWN.

EMPLOYEE:	APACHE CORPORATION

/s/ Alfonso Leon	BY:	/s/ Margery H. Harris
Signature of Employee	Margery M. Harris
Executive Vice President, Human Resources

Alfonso Leon
Typed or Printed Name of Employee

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

The foregoing Employee Release and Settlement Agreement were acknowledged before me this 13th day of October, 2014, by Margery M. Harris, Executive Vice President, Human Resources of Apache Corporation.

/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires:

[SEAL]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

The foregoing Employee Release and Settlement Agreement was acknowledged before me this 13th day of October, 2014, by Alfonso Leon (Employee).

[SEAL]	/s/ Cynthia E. Smith
NOTARY PUBLIC

My commission expires:

[SEAL]